Exhibit 99.1

Marijuana Company of America, Inc.: Clarification and Retraction of Previously Issued Disclosure of cDistro Acquisition

LOS ANGELES, CA / ACCESSWIRE / June 4, 2021 / Marijuana Company of America, Inc. (OTC PINK: MCOA) (the “Company"), announces that, after review by management, the Company is issuing this press release to clarify and retract previous disclosures contained in the Company’s press release published on May 26, 2021, titled “Marijuana Company of America, Inc. Acquires cDistro, One of the Industry's Fastest Growing Distributors” which erroneously stated that the Company had completed the acquisition of cDistro, LLC (“cDistro”). Although the board of directors of the Company approved the acquisition of cDistro on May 26, 2021, the definitive acquisition documents were validly executed on that date as a result of a filing error with the State of Nevada, the acquisition of cDistro has not yet occurred, and the press release in question was published in error. The Company expects to enter into valid definitive agreements for the acquisition of cDistro and will announce the execution of such documents if and when it occurs.

Accordingly, the Company is hereby retracting all disclosure contained in its May 26, 2021 press release. The Company advises the public not to rely on the statements contained in the May 26, 2021 press release as they may continue to be found in the public domain.